[LETTERHEAD OF RAVED, MAGRISO, BENKEL, LAHAV & CO.]

Date: August 5, 2007

Given Imaging Ltd.
2 Ha’Carmel Street
Yoqneam 20692
Israel

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-8

We have acted as Israeli counsel to Given Imaging Ltd., and Israeli company (the “Company”) in connection with the registration of 1,500,000 Ordinary Shares, par value NIS 0.05 per shares (the “Shares”), issuable pursuant to the Company’s 2006 Equity Incentive Plan as described in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on August 2007 by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1993, as amended.

For the purpose of this opinion, we have reviewed the original, photocopied, facsimiled copies or electronically transmitted versions or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement;

(ii)	a copy of the Company’s 2006 Equity Incentive Plan;

(iii)	copies of the Company’s Memorandum and Articles of Association currently in effect;

(iv)
a copy of the Minutes and Resolutions of Meeting No. 73 of the Board of Directors of the Company, held on April 17, 2006 and the Minutes and Resolutions of Meeting No. 82 of the Board of Directors of the Company, held on June 11, 2007;

(v)	a copy of the Company’s Minutes of the Annual General Meetings of the Shareholders, held on July 18, 2007;

(vi)	all other documents and matters provided to us by the Company which we have deemed as necessary or relevant as a basis for the opinions hereinafter expressed.

In our examination we have assumed, without any investigation, the legal capacity of all natural persons, the existence of any authorization by all non-natural personas (other than the company) and the authority of the individuals acting on their behalf, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted, facsimiled or electronically transmitted to us as copies and that such documents as examined by us are true, complete and correct, are in full force and effect and have not been amended, rescinded, supplemented or otherwise modified. As to various questions of fact relevant to the opinions expressed herein, we have relied exclusively upon and assumed the completeness and accuracy of, without any independent investigation or verification, the documents provided to us by the officers of the Company and the public officials and others, assuming that there are no other recorders or facts that may be relevant to our opinions. With your permission, all other assumptions and statements or reliance as indicated herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated in this opinion, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We do not opine as to the laws of any jurisdiction, including without limitation of the laws of the state of New York and any private international law, other than the laws of the State of Israel as the same are in force on the date hereof, such opinions being based on current law, therefore there can be no assurance that the views expressed in such opinions will be accepted by the relevant administrative or judicial authorities. Our opinion shall be governed by all construed in accordance with the internal laws of the State of Israel, without giving effect to its rules of choice of laws.

The opinions set forth herein as to the enforceability of any document are subject to any limitation of enforceability that may be imposed by applicable bankruptcy, insolvency, fraudulent conveyance, composition, reorganization, moratorium or other similar laws affecting creditor’s rights and remedies generally and by the application by a court of equitable principles (regardless of whether such enforceability is considered in proceeding in equity or in law).

Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1	The Company is a corporation duly organized and validly existing under the laws of the State of Israel.

2.
The Company has duly authorized the 2006 Equity Incentive Plan, as amended, pursuant to which, the Company will at the times reserve and keep available a number of shares that shall be sufficient to satisfy the requirements of the plan, such shares, when issued and sold against payment of the exercise price thereof, will be legally issued, fully paid and non-assessable.

This opinion is issued solely to you in connection with the Registration Statement. You may no rely on it for any other purpose, and no other person or entity may rely on it for any purpose. We assume no obligation to update this opinion or to advise you of any events, including change of law or fact, that occur subsequent to the date of this opinion.

Sincerely yours,

/s/ Raved, Magriso, Benkel, Lahav & Co.
Raved, Magriso, Benkel, Lahav & Co.